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                                                                  Exhibit 23.1

                     CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Neoprobe Corporation:

We consent to incorporation by reference in the registration statements on Form S-3 (No. 33-76151) and on Form S-8 (Nos. 33-70074, 33-81410, and 333-05143) of
Neoprobe Corporation of our report dated February 21, 2001, relating to the balance sheets of Neoprobe Corporation and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2000, which report appears in the December 31, 2000, Annual Report on Form 10-KSB of Neoprobe Corporation.

/s/ KPMG LLP

Columbus, Ohio
March 29, 2001